ASSET PURCHASE AGREEMENT

dated as of August 25, 2017

by and among

FELLS POINT, LLC

and

FELLS POINT WHOLESALE MEATS, INC.

and

ERIK M. OOSTERWIJK
LEENDERT H. PRUISSEN

TABLE OF CONTENTS

ARTICLE I. Asset Purchase; Closing		1

1.1	Purchase and Sale of Assets	1
1.2	Acquired Assets	1
1.3	Excluded Assets	3
1.4	Liabilities	4
1.5	Purchase Price and Adjustments	6
1.6	Escrow Agreement	8
1.7	Allocation	8
1.8	Time and Place of Closing	9
1.9	Closing Deliverables	9

ARTICLE II. Representations and Warranties of THE Seller PARTIES		11

2.1	Organization and Power	11
2.2	Authorization; Capacity of Individual Sellers	11
2.3	Non-Contravention	11
2.4	Financial Statements	12
2.5	Books and Records	12
2.6	Inventory	12
2.7	Assets	13
2.8	Contracts	13
2.9	Absence of Certain Changes	13
2.10	Litigation	15
2.11	Brokerage	15
2.12	Employees	16
2.13	Intellectual Property	16
2.14	Employee Benefit Plans	17
2.15	Insurance	18
2.16	Customers and Suppliers	18
2.17	Legal Compliance	19
2.18	Relationships with Seller Related Persons	19
2.19	Tax Matters	20
2.20	Environmental Matters	20
2.21	Orders, Commitments and Returns	21
2.22	Seller Accounts Receivable; Trade Accounts Payable	21
2.23	Solvency	22
2.24	No Brokers	22
2.25	No Undisclosed Liabilities	22
2.26	Full Disclosure	22
2.27	Investor Matters	22

ARTICLE III. Representations and Warranties of Buyer		22

3.1	Organization, Power and Authority	22
3.2	Authorization; No Breach	22
3.3	Litigation	23
3.4	Brokerage	23

ARTICLE IV. POST-CLOSING Covenants AND AGREEMENTS		23

4.1	Employee Matters and Employee Benefits	23
4.2	Non-Competition	24
4.3	Further Assurances	25
4.4	Confidentiality	26
4.5	Transfer Taxes	27
4.6	Misdirected Payments	27
4.7	Consents to Assign Contracts	27
4.8	Payment of Excluded Liabilities	28
4.9	Bulk Sales	28
4.10	Books and Records	28
4.11	Restrictions on Seller Dissolution	29
4.12	Certain Activities	29

ARTICLE V. Indemnification		29

5.1	Survival	29
5.2	Indemnification	29
5.3	Limits on Indemnification	31
5.4	Matters Involving Third Parties	32
5.5	Right to Offset	33
5.6	Investigation	33

ARTICLE VI. MISCELLANEOUS		34

6.1	Fees and Expenses	34
6.2	Press Release and Announcements	34
6.3	Remedies	34
6.4	Consent to Amendments; Waivers	34
6.5	Successors and Assigns	34
6.6	Severability	34
6.7	Counterparts	35
6.8	Descriptive Headings; Interpretation	35
6.9	Entire Agreement	35
6.10	No Third-Party Beneficiaries	35
6.11	Schedules and Exhibits	35
6.12	Governing Law	35

6.13	Venue	35
6.14	Waiver of Jury Trial	36
6.15	Notices	36
6.16	No Strict Construction	37
6.17	Seller Representative	37

ANNEXES

Annex A	-	Definitions

EXHIBITS

Exhibit A	-	Form of Earn-Out Agreement
Exhibit B	-	Estimated Working Capital Statement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit E	-	Form of Offer Letters
Exhibit F	-	Form of Non-Competition Agreement and Non-Solicitation Agreement
Exhibit G	-	(RESERVED)
Exhibit H	-	Form of Lease
Exhibit I	-	Form of Lock-Up Agreement

SCHEDULES

Schedule 1.2(d)	Acquired Assets - Acquired Intellectual Property
Schedule 1.2(g)	Acquired Assets - Personal Property
Schedule 1.2(k)	Acquired Assets - Seller Accounts Receivable
Schedule 1.3(d)	Excluded Assets - Loans and Accounts Payable to Seller
Schedule 1.3(e)	Excluded Assets - Excluded Contracts
Schedule 1.3(l)	Excluded Assets - Items of Personal Property
Schedule 1.4(a)(ii)	Assumed Liabilities – Trade Accounts Payable
Schedule 1.4(a)(iii)	Assumed Liabilities – Accrued Expenses
Schedule 1.4(b)(vii)	Excluded Employment Claims
Schedule 1.9(a)(iv)	Offer Letters
Schedule 1.9(a)(v)	Non-Competition Agreements and Non-Solicitation Agreements
Schedule 2.8	Material Contracts
Schedule 2.12(a)	Seller Employees
Schedule 2.12(c)	Seller Employees’ Employment Status Details
Schedule 2.13	Intellectual Property
Schedule 2.14(a)	Employee Benefit Plans
Schedule 2.16	Customers and Suppliers
Schedule 2.17(d)	Governmental Licenses
Schedule 2.18	Relationships with Seller Related Persons
Schedule 2.19	Tax Matters

ASSET PURCHASE AGREEMENT

This asset purchase agreement (this “Agreement”), is dated as of August 25, 2017, by and among Fells Point, LLC, a Delaware limited liability company (“Buyer”), Fells Point Wholesale Meats, Inc., a Maryland close corporation without a board of directors (“Seller”), and Seller’s stockholders (the “Stockholders” and together with Seller, the “Seller Parties”, and the Seller Parties, together with Buyer, the “Parties”). Capitalized terms used herein and not otherwise defined in this Agreement have the meanings given to such terms in Annex A hereto.

RECITALS

WHEREAS, Seller owns the assets used in the conduct of the Business; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase from Seller, the Acquired Assets, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I.
ASSET PURCHASE; CLOSING

1.1          Purchase and Sale of Assets. Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign, convey and deliver to Buyer, all of Seller’s right, title and interest in, to and under the Acquired Assets, free and clear of all Liens.

1.2          Acquired Assets.  As used herein, “Acquired Assets” means, other than the Excluded Assets, any and all assets, properties, rights, licenses, Contracts, causes of action and businesses of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, licensed or leased by Seller and used (or held for use) in the Business, including, but not limited to, all of Seller’s right, title and interest in, to and under the following:

(a)          the Inventory of Seller (the “Acquired Inventory”);

(b)          all of Seller’s rights under suppliers’ manufacturers’, vendors’ and contractors’ guaranties, indemnities, representations and warranties relating to the Acquired Assets, the Business or the Assumed Liabilities and all similar rights against third parties relating to the Acquired Assets, the Business or the Assumed Liabilities;

(c)          the complete list of Seller’s and its affiliates’ customers and suppliers (including all contact information, customer files, records and sales information on hand with respect to each such customer or supplier);

(d)          all Intellectual Property of Seller used (or held for use) in the Business, including the items identified on Schedule 1.2(d) (the “Acquired Intellectual Property”);

(e)          all goodwill and going concern value of Seller relating to the Business;

(f)          all rights and benefits of Seller under Contracts relating to the Business, but specifically excluding the Excluded Contracts (collectively, the “Assumed Contracts”);

(g)          all tangible personal property of Seller used (or held for use) in the Business, including the Acquired Inventory, all of which is identified on Schedule 1.2(g) (collectively, the “Personal Property”);

(h)          to the extent transferable, all Governmental Licenses held by Seller related to the Business;

(i)          all existing books, records, files, papers and correspondence of Seller (whether in original, photostatic, electronic or other form or medium) related to the Business, the Acquired Assets or the Assumed Liabilities, including all lists of customers (past and present), potential customers and vendors (past and present), all files and documents relating to customers and vendors, copies of all Assumed Contracts, sales records, invoices, inventory records, personnel and employment files and records relating to the Hired Employees (to the extent permitted by Law), cost and pricing information, business plans, catalogs, quality control records and manuals, research and development files, Trademark files and litigation files, financial and accounting records and service and warranty records;

(j)          all claims of Seller against third parties relating to the Acquired Assets;

(k)          all of Seller’s accounts, accounts receivable and notes receivable, whether or not billed or accrued or recorded or unrecorded, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto arising from or related to the Business, including those accounts receivable set forth on Schedule 1.2(k), and excluding the loans and accounts payable to Seller by certain of its affiliates and Stockholders set forth on Schedule 1.3(d) (the “Seller Accounts Receivable”);

(l)          all rights of Seller relating to deposits, security deposits and prepaid expenses, claims of refunds and rights to offset in respect thereof that are not excluded under Section 1.3; and

1.3          Excluded Assets.          Notwithstanding the provisions of Section 1.2 and the designation of Acquired Assets included therein, Seller is not selling, and shall retain as its sole right, title and interest, and Buyer is not purchasing nor shall Buyer have any right, title or interest, pursuant to this Agreement, Seller’s right, title and interest in, to and under the following (collectively, the “Excluded Assets”), all of which shall be retained by Seller:

(a)          any real property interests owned by Seller and any accounts due to or from Seller related to real property;

(b)          any real property leases of Seller;

(c)          all cash, cash equivalents and investments (except for any cash, cash equivalents and investments included in the Estimated Working Capital);

(d)          all claims, causes of action, choses in action, rights to insurance or indemnity, rights of recovery and rights of set-off of any kind against any Person to the extent arising out of or relating to any Excluded Asset or Excluded Liability;

(e)          all rights of Seller under any Contract identified in Schedule 1.3(e) (the “Excluded Contracts”);

(f)          all Tax Returns, and all notes, worksheets, files or documents relating thereto, for any Pre-Closing Tax Period, provided that Buyer shall be entitled to receive copies thereof to the extent any information related to the Acquired Assets is included therein;

(g)          any bill backs, discounts or supplier rebates relating to the Acquired Inventory to the extent received by Seller prior to Closing;

(h)          all claims for and rights to receive refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Seller with respect to the Acquired Assets for any Pre-Closing Tax Period or for any Tax period ending on or prior to the Effective Time;

(i)          all claims, causes of action, choses in action and rights to insurance under insurance policies related to events or occurrences prior to the Closing, so long as such events or occurrences shall not impact the Acquired Assets post-Closing;

(j)          all Employee Plans;

(k)          the rights of Seller under this Agreement and each other Transaction Document;

(l)          those items of personal property listed on Schedule 1.3(l); and

(m)          the original minute books and stock records of Seller (provided, that copies of all such minute books and stock records shall be delivered to Buyer).

1.4          Liabilities.

(a)          Assumed Liabilities.  Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge, when due, only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)          all Liabilities of Seller under or related to the Assumed Contracts which are incurred on or after the Effective Time (excluding any Liabilities arising as a result of any act or omission which occurred prior to the Effective Time or the breach of any representation or warranty hereunder by any of Seller);

(ii)         certain trade accounts payable identified on Schedule 1.4(a)(ii);

(iii)        the accrued expenses identified on Schedule 1.4(a)(iii); and.

(b)          Excluded Liabilities.  Notwithstanding any provision in this Agreement to the contrary, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any other Liabilities of Seller.  From and after the Closing, Seller shall remain liable for and shall pay, perform and discharge when due all Liabilities of Seller and its Affiliates that are not specifically included in the Assumed Liabilities (the “Excluded Liabilities”), including, but not limited to, the following:

(i)          all Liabilities of Seller under or related to the Excluded Assets, including all Liabilities of Seller under or related to Excluded Contracts;

(ii)         all Liabilities of Seller arising from the breach or default (or any act or omission by Seller which, with or without notice or lapse of time or both, would constitute a breach or default) prior to the Closing of any term, covenant or provision of any Contract;

(iii)        all Liabilities of Seller related to the current portion of long-term debt, cash overdrafts and the fair value of derivatives;

(iv)        all Liabilities for Taxes with respect to the Business or Acquired Assets for all periods prior to the Effective Time;

(v)         all Liabilities of Seller now existing or which may hereafter exist by reason of any violation or alleged violation of any Laws, including but not limited to any Laws with respect to the termination of employment or period of service of any employee or independent contractor employed or retained by Seller, or any of their Affiliates, before or at the time of the Closing, or by an employee or independent contractor of Seller in which Seller is alleged to be responsible for the acts or omissions of any such Person, relating to the ownership, use or operation of the Acquired Assets or the Business prior to the Closing;

(vi)         all Liabilities of Seller arising out of or relating to any Proceeding against Seller or any of their employees or agents to the extent (A) resulting from any acts or omissions which occurred prior to the Closing, (B) in respect of the operation of the Business to the extent such litigation or claim related to the operation of the Business on or prior to the Closing Date, or (C) with respect to any Excluded Assets;

(vii)        all Liabilities arising out of or related to any Employee Plan, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee equity incentive or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s or any of Seller’s Affiliates’ employees or former employees or both, including but not limited to claims listed on Schedule 1.4(b)(vii);

(viii)       all Liabilities arising out of or relating to violations of any Environmental Laws arising from any real property owned or utilized in connection with the Business prior to the Closing, including the Wilmarco Avenue Property (the “Real Property”), or any condition thereon;

(ix)        any Liability arising out of or relating to Seller’s leasing or operation of the Real Property;

(x)         any Liability to any taxing authority arising out of Laws applicable to bulk sales transactions and any Liability arising out of non-compliance with such bulk sales Laws (except for any applicable sales Taxes due with respect to the transfer to Buyer of owned motor vehicles included in the Acquired Assets, as provided in Section 4.5);

(xi)        any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xii)       any Liability arising out of or relating to the products of Seller to the extent sold prior to the Effective Time;

(xiii)      any Liability of Seller or any other Person to distribute to the Stockholders or otherwise apply all or any part of the consideration received hereunder;

(xiv)      any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets);

(xv)       all obligations of Seller for Indebtedness, including obligations under guarantees for Affiliate Indebtedness;

(xvi)      all Liabilities arising out of or relating to the termination of employment or period of service of any employee or independent contractor employed or retained by Seller, or any of its Affiliates, or arising out of or relating to Seller’s sale of the Business or any of the Acquired Assets to Buyer, on or prior to the Closing; and

1.5          Purchase Price and Adjustments.

(a)          Payment of Purchase Price.  At the Closing, Buyer shall purchase the Acquired Assets from Seller, for aggregate consideration of (i) $33,000,000, subject to post-Closing adjustment as set forth herein (the “Base Purchase Price”) plus (ii) the assumption by Buyer of the Assumed Liabilities, plus (iii) the Earn-Out Amount of up to $12,000,000, to be paid in four equal installments when and if earned pursuant to the Earn-Out Agreement (together with the amount in (i), the “Total Purchase Price”). The Base Purchase Price shall be comprised of (i) cash consideration of $30,000,000 (the “Closing Cash Consideration”), and (ii) shares of Parent Common Stock in an amount equal to the quotient of (A) $3,000,000 divided by (B) the Parent Stock Average Price, and rounded down to the nearest whole share (the “Closing Stock Consideration”).  The maximum Total Purchase Price, without regard to the value of Assumed Liabilities or any adjustment, is $45,000,000.  At the Closing and in accordance with the Closing Statement, Buyer shall (1) pay Seller the Closing Cash Consideration, less the Closing Date Adjustment Amount (defined below), and less the Escrow Amount, by wire transfer of immediately available funds; and (2) simultaneously at the Closing, Buyer shall transfer the Closing Stock Consideration, in equal proportion, to each of Seller’s Stockholders, as instructed by Seller. As a condition of receiving the Stock Consideration, each Stockholder shall execute a lock-up agreement in the form attached hereto as Exhibit A (each, a “Lock-Up Agreement”).

(b)          Closing Date Working Capital.  Attached hereto as Exhibit B is an estimated balance sheet of the Business as of the Effective Time, prepared by Seller (the “Estimated Working Capital Statement”), which sets forth Working Capital that will be included in the Acquired Assets and assumes that Working Capital is no less than the average Working Capital during the 12 months preceding the Closing Date (the “Estimated Working Capital”).  The Estimated Working Capital Statement shall be prepared and interpreted in accordance with GAAP, and, to the extent not inconsistent with GAAP, in a manner consistent with the preparation of the Financial Statements, subject to the following:  (i) Inventory shall be valued, in the aggregate, on a last cost basis; (ii) no amount shall be reflected with respect to Inventory that is damaged, beyond the stated expiration date, thawed and refrozen, mislabeled, subject to recall, or that consists of a quality or quantity not usable or saleable in the ordinary course of business; (iii) no amount shall be reflected with respect to Seller Accounts Receivable (A) that are subject to dispute, offset, counterclaim or other claim or defense, (B) that are past due by greater than sixty (60) days from the date of invoicing, or (C) that are not evidenced by an invoice rendered to the customer; and (iv) the calculation of Working Capital shall take into account any rebates, bill backs or other discounts. The Total Purchase Price assumes that the Acquired Assets include net Working Capital on the Closing Date equal to $4,882,736 (the “Targeted Working Capital”). If the Estimated Working Capital is greater or less than the Targeted Working Capital, the cash payable to Seller on the Closing Date shall be increased or reduced dollar-for-dollar by the amount of the excess or shortfall (the “Closing Date Adjustment Amount”), without affecting the Total Purchase Price payable pursuant to the Post-Closing Adjustment pursuant to Section 1.5(c). No adjustment shall be made on the Closing Date for any excess of Estimated Working Capital over Targeted Working Capital. The amount of net Working Capital credited to Seller on the Closing Date is referred to below as the “Closing Date Working Capital”).

(c)          Post-Closing Purchase Price Adjustment.  On or before the 120th day following the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement setting forth the actual Working Capital (the “Actual Working Capital”) as of the Effective Time (the “Actual Working Capital Statement”). The Actual Working Capital Statement shall be prepared in a manner consistent with the preparation of the Estimated Working Capital Statement; provided, however, that for purposes of the Actual Working Capital Statement, Working Capital will include any amounts collected by Buyer for Seller Accounts Receivable even if such Seller Accounts Receivable were not reflected in the Estimated Working Capital Statement; and provided further that any Seller Accounts Receivable, whether or not reflected in the Estimated Working Capital Statement, will be disregarded for purposes of the Actual Working Capital Statement to the extent such Seller Accounts Receivable remain uncollected 120 days following the Closing. During the 30-day period immediately following delivery to Seller Representative of the Actual Working Capital Statement, Buyer shall promptly on written request of Seller Representative or its agents deliver to same, and Seller Representative and its agents and representatives shall be permitted to review, Buyer’s working papers related to the preparation and determination of the Actual Working Capital Statement.  The Actual Working Capital Statement shall become final and binding upon the Parties 30 days following delivery to Seller Representative or its agent, unless Seller Representative gives written notice of disagreement (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Seller sends a Notice of Disagreement within 30 days following delivery to Seller Representative or its agent of the Actual Working Capital Statement, each undisputed item on the Actual Working Capital Statement shall become final and binding and each disputed item on the Actual Working Capital Statement shall become final and binding on the earliest of (x) the date Buyer and Seller Representative resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement and (y) the date on which each such matter in dispute is finally resolved by the Independent Accountant (defined below).  After the 45 days following delivery of a Notice of Disagreement, if Buyer and Seller Representative have not resolved all differences outlined in the Notice of Disagreement, Buyer and Seller Representative, unless otherwise mutually agreed to in writing, shall submit to a nationally recognized accounting firm (the “Independent Accountant”) proposed by Buyer and reasonably acceptable to the Seller Representative for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement.  Buyer and Seller Representative shall instruct the Independent Accountant to resolve such disputed matters within 30 days of submission by assigning a value to each item in dispute no greater than the greatest value for such item assigned by either Buyer or Seller Representative, and no lesser than the smallest value of such item assigned by either Buyer or Seller Representative. Buyer and Seller Representative shall each pay half of the fees and expenses of the Independent Accountant upon invoice.

Upon the final determination of the Actual Working Capital as set forth in this Section 1.5(c): (x) if the Actual Working Capital exceeds the Closing Date Working Capital, then Buyer shall pay to Seller Representative an amount equal to the difference between the Actual Working Capital and the Closing Date Working Capital (net of any Closing Date Adjustment Amount) within 30 days of demand by Seller Representative; and (y) if Actual Working Capital is less than Closing Date Working Capital, Seller shall pay to Buyer an amount equal to the difference between the Actual Working Capital and the Closing Date Working Capital within 10 days of final determination (in each instance under clause (x) or (y) above, the “Post-Closing Adjustment”). Notwithstanding the foregoing, if the Post-Closing Adjustment is payable to Buyer, then Buyer may seek recovery of any Post-Closing Adjustment owed to it in the following priority: (1) from the escrowed funds, (2) if the escrowed funds are less than the amount of the Post-Closing Adjustment, demand payment from the Seller directly, or (3) if the escrowed funds and payments received directly from Seller are together less than the Post-Closing Adjustment, offset such amount against any amount owed to Seller pursuant to the Earn-Out Agreement. Buyer shall have direct recourse against the Seller Parties, jointly and severally, for any portion of the Post-Closing Adjustment owed to Buyer after the escrowed funds have been exhausted, and the Seller Parties shall pay such amount to Buyer within 10 days of demand. The Seller Parties shall, within 10 days of Buyer’s demand, replenish any portion of the Escrow Amount that is depleted to pay any Post-Closing Adjustment owed to Buyer.

Any payments made under this Section 1.5(c) shall be treated by the Parties as an adjustment to the Total Purchase Price for Tax purposes.

1.6          Escrow Agreement.  At the Closing, Buyer, the Seller Parties, and the Escrow Agent shall enter into an Escrow Agreement, dated as of the date hereof in the form of Exhibit C attached hereto (the “Escrow Agreement”), which provides for the payment by Buyer to the escrow account (the “Escrow Account”) of $3,300,000 (together with any interest accrued thereon, the “Escrow Amount”).

1.7          Allocation. Both Seller and Buyer shall propose to each other a purchase price allocation (in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder) as soon as practicable following the Closing, but in no event later than 60 days following the Closing Date, and shall reasonably agree upon the final allocation (the “Allocation”).  Seller and Buyer shall endeavor to agree on a reasonable approach regarding the Allocation. In the event, however, that Buyer and Seller are unable to agree on the Allocation within 30 days after delivery of both of the proposed Allocations, Buyer, Seller and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with their respective determinations of the Allocation, and shall furnish to each other their respective IRS Forms 8594 prior to filing their federal income Tax Returns for the current fiscal year. To the extent that Seller and Buyer reach an agreement on the Allocation, neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law.

1.8          Time and Place of Closing.  The consummation of the transactions contemplated by and the delivery of related documents, instruments and agreements provided for in this Agreement (collectively, the “Closing”) shall take place simultaneously with the signing of this Agreement.  The Parties and their respective representatives need not be physically present at the Closing, which may be effected through electronic means. The Closing will be effective as of 11:59 p.m. Eastern Time (the “Effective Time”) on August 25, 2017 (the “Closing Date”).

1.9          Closing Deliverables.

(a)          Closing Deliverables of the Seller Parties. At the Closing, the Seller Parties shall deliver to Buyer, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following:

(i)          a closing statement setting forth the order of funds flow, dated as of the date hereof, duly executed by each of the Seller Parties (the “Closing Statement”);

(ii)          the Escrow Agreement, duly executed by each of the Seller Parties;

(iii)          a bill of sale and assignment and assumption agreement with respect to the Acquired Assets, substantially in the form attached hereto as Exhibit D (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Seller;

(iv)          offer letters, in the form attached hereto as Exhibit E (the “Offer Letters”), duly executed by those Persons identified on Schedule 1.9(a)(iv);

(v)          non-competition and non-solicitation agreements, in the form attached hereto as Exhibit F (the “Non-Competition Agreements and Non-Solicitation Agreements”), duly executed by those Persons identified on Schedule 1.9(a)(v);

(vi)          the Earn-Out Agreement, duly executed by each of the Seller Parties;

(vii)          evidence of full and complete payment of all Indebtedness (including payoff letters with respect thereto) and releases of all Liens (other than Permitted Liens with respect to the Acquired Assets) on the Acquired Assets, including the termination of all security interests with respect to the Acquired Assets, in each case in a form reasonably acceptable to Buyer;

(viii)          a certificate of the secretary of Seller (A) certifying that attached thereto are true and complete copies of all resolutions adopted by Seller’s stockholders authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of Seller’s articles of incorporation (or similar document), as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of Seller’s bylaws, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of Seller executing this Agreement and the Transaction Documents on behalf of Seller;

(ix)          a good standing certificate or comparable document, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Maryland State Department of Assessments and Taxation, and in each state in which Seller is qualified to conduct business, stating that Seller is in good standing or has comparable active status;

(x)           a lease agreement (the “Lease”) for Seller’s existing facility, duly executed on behalf of the landlord, in the form attached hereto as Exhibit H.

(xi)          an estoppel letter from Monroe Holdings, LLC pertaining to the Wilmarco Avenue Property, in form and substance satisfactory to Buyer, and including a consent to the transactions contemplated by this Agreement

(xii)         the Lock-Up Agreements, each duly executed by the respective Stockholder.

(xiii)        such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

(b)          Closing Deliverables of Buyer. At the Closing, Buyer shall deliver to the Seller Parties all of the following:

(i)          the Base Purchase Price (as adjusted pursuant to Section 1.5(c)), less the Escrow Amount placed in the Escrow Account pursuant to Section 1.6, payable by wire transfer of immediately available funds in accordance with the Closing Statement;

(ii)         the Closing Statement, the Escrow Agreement, the Earn-Out Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Offer Letters, the Non-Competition Agreements and Non-Solicitation Agreements and the Lease, in each case duly executed by Buyer;

(iii)        a certificate of the secretary of Buyer (A) certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer’s board of directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of Buyer’s certificate of incorporation (or similar document), as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of Buyer’s bylaws, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of Buyer executing this Agreement and the Transaction Documents on behalf of Buyer;

(iv)        a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware, stating that Buyer is in good standing or has comparable active status in such state; and

(v)         such other documents relating to the transactions contemplated by this Agreement as Seller Representative may reasonably request.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties represent and warrant to Buyer as follows:

2.1          Organization and Power.

(a)          The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or license necessary.

(b)          The Seller possesses all requisite corporate power and authority necessary to carry on the Business as presently conducted, to execute and deliver this Agreement and all other agreements and documents contemplated hereby (the “Transaction Documents”) to which it is a party, and to carry out the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.

2.2          Authorization; Capacity of Individual Sellers. Each Seller Party’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly authorized by such Seller Party, or, in the case of a Seller Party that is a natural person, it is within such Seller Party’s full legal right, power, and capacity. This Agreement and the Transaction Documents constitute valid and binding obligations of the Seller Parties, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity (the “Creditors’ Rights and Equitable Limitations”).

2.3          Non-Contravention. The execution, delivery and performance by the Seller Parties of this Agreement and the Transaction Documents to which any of them is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller Parties, as applicable, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in the creation of any Lien upon the Acquired Assets pursuant to, (iii) result in a violation of, or (iv) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) the organizational documents of Seller, (B) any agreement to which any Seller Party is subject, or (C) any Law to which any Seller Party is subject.  The Seller Parties have obtained all Consents, approvals, authorizations or orders of third parties, including Government Entities, necessary for the authorization, execution and performance of this Agreement and the Transaction Documents by the Seller Parties, as applicable, including for assignment of any Assumed Contract.

2.4          Financial Statements.  The Seller has delivered to Buyer:  (a) independently compiled balance sheets of Seller as of 2014, 2015 and 2016, and the related statement of income and account-specific revenue and margin data for each of the fiscal years then ended (the “Annual Financial Statements”), and (b) unaudited interim fiscal monthly financial statements for Seller for the fiscal year in which the Closing occurs up to and including the last fiscal month prior to the fiscal month in which the Closing occurs (the “Monthly Financial Statements,” and collectively with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared consistent with the past practice of the Business and fairly present the assets, liabilities, financial condition and results of operations of the Business as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP except for the lack of footnote disclosure in Monthly Financial Statements.

2.5          Books and Records.  The Seller has delivered or provided to Buyer for its review true, complete and correct copies of the following items, as amended and presently in effect, for Seller: (a) certificates of incorporation or similar organizational documents, (b) bylaws, (c) minute books, or similar corporate records, (d) stock registration books, and (e) and any stockholders’ agreement or other similar agreements governing the rights as between the equity holders thereof.  The minute books, or similar corporate records, contain a record of all director, shareholder, member or manager meetings and actions taken without a meeting from the date of its incorporation to the date hereof.  The stock registration books are complete and accurate and contain a complete record of all transactions in Seller’s equity interests from the date of its incorporation to the date hereof.

2.6          Inventory. The Seller Inventory (i) is merchantable and fit for the purpose for which it was procured or manufactured, is not damaged, is not beyond its stated expiration date or thawed and re-frozen, and consists of a quantity and quality usable and saleable in the ordinary course of business, as conducted by Seller in a commercially reasonable manner, and (ii) has been valued in the Financial Statements on a last cost basis, net of any related bill backs, discounts or supplier rebates to the extent actually received by Seller prior to the date hereof; provided however, that any related bill backs, discounts or supplier rebates received by Buyer or the Seller Parties following the Closing with respect to such items will be for the benefit of Buyer.  The Seller Inventory has been stored in compliance with all Laws and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the Federal Food, Drug and Cosmetic Act (the “FDA Act”) (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder.

2.7          Assets. The Seller has good and valid title to the Seller Assets, free and clear of all Liens. There are no rights of first offer, rights of first refusal or other agreements or understandings with respect to the sale or transfer of the Seller Assets.  The Seller Assets constitute all assets necessary to conduct the Business as conducted on the date hereof.  The Seller neither owns nor leases any real property assets used in the operation of the Business other than the Real Property.  All Personal Property included in the Seller Assets is in good and usable condition except for ordinary wear and tear.

2.8          Contracts.  Schedule 2.8 sets forth a list of all Material Contracts.  No Seller Party has violated or breached, or committed any default under, any Material Contract and each Material Contract is (a) in full force and effect and (b) a legal, valid and binding obligation of the applicable Seller, subject to Creditors’ Rights and Equitable Limitations and, to the Knowledge of the Seller Parties, a legal, valid and binding obligation of each other party thereto, subject to Creditors’ Rights and Equitable Limitations.  To the Knowledge of the Seller Parties, each other party to the Material Contracts has performed in all respects all obligations required to be performed by it and has not violated, breached or committed any default in any respect.  There has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes a default, breach or violation by any Seller Party of any Material Contract.  No Seller Party has given to, or received from, any other party to any Material Contract any notice or other communication regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any Material Contract.

2.9          Absence of Certain Changes.  Since December 31, 2016, the Seller has not:

(a)          suffered any Material change in its Working Capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any casualty loss (whether or not insured);

(b)          made any Material change in the Business or operations or in the manner of conducting the Business other than changes in the ordinary course of business;

(c)          incurred any Liabilities, except Liabilities which are reflected or reserved against in the Financial Statements or that were incurred since the date of the Monthly Financial Statements, in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(d)          paid, discharged or satisfied any Lien or Liability, other than Liens or Liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice;

(e)          written down the value of any Inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs of less than $10,000 in the aggregate;

(f)          authorized or adopted a plan of liquidation or dissolution;

(g)          canceled any other debts or claims, or waived any rights of substantial value;

(h)          sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(i)          entered into a settlement or compromise of any pending or threatened Proceeding;

(j)          granted any increase in the base compensation, or paid any bonuses or other non-base compensation to (including, without limitation, any severance or termination pay), of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except in the ordinary course of business and consistent with past practices or adopted any Employee Plan, and no such increase or payment, or the adoption of any such Employee Plan, is planned or required;

(k)          made any capital expenditures or commitments in excess of $10,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

(l)          declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, except for dividend distributions in the ordinary course of business and consistent with past practices or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

(m)          made any change in any method of accounting or accounting practice;

(n)          paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any Stockholder, or any Affiliates or associates of Seller, or any of their respective officers, directors or managers, or any business or entity in which any of such Persons has any direct or indirect interest in Seller, except for, compensation to the officers and employees of Seller at rates not exceeding the rates of compensation in effect at December 31, 2016, and advances to Seller Employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $2,500 at any one time outstanding;

(o)          sold, transferred, licensed, abandoned, let lapse encumbered or otherwise disposed of any Intellectual Property;

(p)          suffered any Material Adverse Effect;

(q)          failed to preserve and maintain all Consents required for the conduct of the Business as currently conducted or the ownership and use of the Seller Assets;

(r)          failed to pay the debts, Taxes and other obligations of the Business or such Party when due;

(s)          failed to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(t)          discontinued any insurance policies, except as required by applicable Law or when replaced with comparable coverages;

(u)          failed to perform any of its obligations under any Assumed Contract;

(v)          entered into, terminated or amended any Material Contract (or any Contract that if in effect as of the date hereof would be a Material Contract), other than in the ordinary course of business and consistent with past practice;

(w)          failed to maintain the books and records of the Business or such Party in accordance with past practice;

(x)          failed to comply in all respects with all Laws applicable to the conduct of the Business or the ownership and use of the Seller Assets; or

(y)          agreed, whether in writing or otherwise, to take any action described in this Section 2.9.

2.10          Litigation. As of the date hereof, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, investigations, grievances, indictments, mediations or other claims (collectively, “Proceedings”) pending or, to the Knowledge of the Seller Parties, threatened against or affecting the Business or any of the Seller Assets, at Law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement and the Transaction Documents) and, to the Knowledge of the Seller Parties, there has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, could reasonably be expected to give rise to such a Proceeding.

2.11          Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller Party (or any Seller Party’s Affiliates) is a party or to which any Seller Party (or any Seller Party’s Affiliates) is subject for which Buyer could become liable or obligated.

2.12          Employees.

(a)          Schedule 2.12(a) identifies all of Seller’s sales representatives, customer service representatives, office personnel, office managers, independent contractors and other employees (including independent contractors) employed by Seller, and of those Persons so identified indicates each such Person who, in Seller’s reasonable estimation, is necessary for the operation of the Business as currently conducted (the “Seller Employees”). To the Knowledge of the Seller Parties, no Seller Employee has notified Seller or the Seller Parties of an intention to terminate employment with Seller during the next 12 months. The Seller is not a party to or bound by any collective bargaining agreement relating to any of the Seller Employees. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Seller Employees. No grievance exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted.  The Seller has not experienced any material labor difficulty or work stoppage during the last three years.  The Seller does not have any charges or other claims of employment discrimination pending or threatened against it before the United States Equal Employment Opportunity Commission or the Maryland Commission on Civil Rights. The Seller has not committed any unfair labor practice in connection with the Business, no charge alleging any unfair labor practice has been filed or is currently pending against Seller, Seller is in full compliance with all federal, state and local wage and hour Laws governing payment of wages and/or overtime pay, and no investigation has been made of Seller with respect to violations of the foregoing laws.

(b)          The Seller has complied with any applicable requirements to give notice to its employees and to any Government Entity, pursuant to any applicable Laws with respect to the employment, discharge or layoff of employees by such Seller before or at the time of the Closing, including, but not limited to, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and/or similar state and local Laws, and any rules or regulations as have been issued in connection with such Laws.

(c)          Schedule 2.12(c) sets forth a complete and accurate list with respect to the Seller Employees of the name (or other identifier), title, location, annual salary, hire date, adjusted service date, incentive/bonus plan eligibility and target, year-to-date paid bonus/incentives, Fair Labor Status Act status, department name, vacation/paid-time-off balance, full-time-equivalent, supervisor, last review result, last increase pay amount, last pay increase date, medical/dental/vision elections, 401k contribution, actively at work (y/n), Family and Medical Leave Act status, salary continuation, employee/independent contractor or leased employee indicator.

2.13          Intellectual Property.          Schedule 2.13 contains a true, correct and complete list of the Seller Intellectual Property, including all applications and/or registrations for any of the foregoing.  The Seller exclusively owns or possesses valid licenses or other legal rights, free and clear of all Liens, to all Seller Intellectual Property. The Seller Intellectual Property is valid, enforceable and subsisting and is not subject to any outstanding contract claim or Proceeding adversely affecting, or that could adversely affect, Seller’s use thereof or rights thereto.

The Seller Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the Business as currently conducted.  The Seller has taken all reasonably necessary actions to establish, maintain, protect and enforce the Seller Intellectual Property.  The conduct of the Business and use of any Seller Intellectual Property (and the performances by Seller’s employees and consultants of their duties in connection therewith) does not copy without permission, infringe, misappropriate, violate, impair or conflict with (“Infringe”) any common law, statutory or other right of any Person, including any rights relating to any Intellectual Property.  There is no Proceeding pending or claim asserted in writing or, to the Knowledge of the Seller Parties, threatened against Seller concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Seller Intellectual Property. To the Knowledge of the Seller Parties, no Person is Infringing any of the Seller Intellectual Property.

2.14          Employee Benefit Plans.

(a)          Schedule 2.14(a) sets forth a list of all employee plans, including any and all employee benefit plans as defined in Section 3(3) of ERISA, and including any profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock bonus, phantom stock, vacation pay, holiday pay, severance, excess, incentive compensation, salary continuation, medical, life or other insurance, employment, consulting or supplemental unemployment arrangements, including all unwritten employee benefit plans, programs, agreements and arrangements, if any, sponsored, maintained or contributed to or required to be contributed to by any of Seller or any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries), or with respect to which Seller or any ERISA Affiliate otherwise have any liabilities (“Employee Plans”).  An arrangement will not be excluded from the definition of Employee Plan simply because it only covers one individual or because obligations under the plan arise by reason of the sponsor being a “successor employer” under applicable Laws.  In addition, with respect to each such Employee Plan, Seller has made available to Buyer complete and correct copies of each of the following documents: (i) a copy of such Employee Plan documentation (including any amendments thereto); (ii) a copy of the three most recent Form 5500 annual reports, if any; (iii) a copy of the most recent summary plan description, if any, required under ERISA; (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); (vi) any actuarial reports; and (vii) all correspondence with the IRS, Department of Labor and the Pension Benefit Guaranty Corporation regarding any Employee Plan within the last three years.

(b)          No Employee Plan is: (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code; (iii)  a multiple employer plan as defined in Section 413(c) of the Code; (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither Seller nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any Employee Plan described in clauses (i), (ii), (iii) or (iv) above within the last six years.  For purposes of this Agreement, an “ERISA Affiliate” means any Person, whether or not incorporated, which is, or at any relevant time was, a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with Seller, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(c)          Neither Seller nor any ERISA Affiliate maintains any plan that provides (or will provide) medical or death benefits or other welfare benefits (as defined in Section 3(1) of ERISA) to any current or future former employees (including retirees) of the Business, including, but not limited to, any Seller Employee, beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state Law continuation coverage or conversion rights.

(d)          Each Employee Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements (including any filing or reporting obligations) of ERISA, the Code and any other applicable Law. With respect to each Employee Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code; and (ii) to the Knowledge of the Seller Parties, no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(e)          Each Employee Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter (or the prototype form plan document on which such Plan is based has received an opinion letter or advisory letter) from the IRS upon which the sponsor may rely regarding its qualified status under the Code, and nothing has occurred, whether by action or by failure to act, that caused or could reasonably be expected to cause the loss of such status or the imposition of any penalty or Tax Liability.

(f)          The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Plan, or (ii) otherwise entitle any current or former employee, independent contractor or director of Seller to severance pay or any other payment.

2.15          Insurance.          The Seller maintains commercially reasonable insurance coverage taking into account the nature of the Business and the value of the Real Property for casualty loss, liability, malpractice, theft, errors and omissions and other forms of property and casualty and other insurance covering the Business, the Seller Assets and the Seller Employees.

2.16          Customers and Suppliers. Schedule 2.16 contains a complete and accurate list of all Customers, showing the total sales to each such customer during the 12-month period ended July 31, 2017.  Schedule 2.16 also contains a complete and accurate list of all current suppliers of the Business.  Except as noted on Schedule 2.16, no Customer has notified any Seller Party of its intent to cease or diminish its purchasing from the Business during the next 12 months.  Except as noted on Schedule 2.16, no supplier of the Business has notified any Seller Party of its intent to terminate its relationship with the Business or cease or diminish its supplying the Business.

2.17          Legal Compliance.

(a)          The Seller and each officer, director, manager, and employee of Seller are, and at all times since January 1, 2011 have been, in full compliance with all Laws applicable to the operation of the Business and the ownership of the Seller Assets, including with respect to compliance with the FDA Act and PACA.

(b)          Since January 1, 2011, (i) no Seller Party or agent thereof has received notice from any Government Entity that alleges any non-compliance (or that the Seller or any officer, director, manager or employee thereof is under investigation or the subject of an inquiry by any such Government Entity for such alleged non-compliance) with any applicable Law; and (ii) the Seller has not entered into any written or oral agreement or settlement with any Government Entity with respect to its non-compliance with, or violation of, any applicable Law.

(c)          Since January 1, 2011, the Seller has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that the Seller was required to file with any Government Entity.

(d)          The Seller possesses, and is in material compliance with, all Governmental Licenses necessary to conduct the Business as currently conducted. Schedule 2.17(d) sets forth a true and complete list of all Governmental Licenses maintained by the Seller.  The consummation of the transactions contemplated by this Agreement and the Transaction Documents shall not result in a revocation or cancellation of any Governmental License maintained by the Seller, provided that the Consents listed on Schedule 2.17(d) with respect to the indicated Governmental Licenses are obtained.

2.18          Relationships with Seller Related Persons. Except as set forth on Schedule 2.18, (i) no Stockholder, director or officer of the Seller (any such individual, a “Seller Related Person”), or, to the Knowledge of the Seller Party, any Affiliate or member of the immediate family of any Seller Related Person, is, or since December 31, 2013 has been, directly or indirectly, an owner of more than 5% of an Affiliate of any Customer or any supplier of the Seller, or otherwise involved in any business arrangement or relationship with the Seller or any Customer or supplier of the Seller, and (ii) no Seller Related Person or, to the Knowledge of the Seller Parties, any Affiliate or member of the immediate family of any Seller Related Person, directly or indirectly, owns, or since December 31, 2013 has owned, any property or right, tangible or intangible, used by the Seller in the conduct of the Business. Except as set forth on Schedule 2.18, as of, and after giving effect to the Closing, no amounts will be payable by the Seller to any of the Seller Parties or by the Seller to any Seller Related Person.

2.19          Tax Matters.          Seller has filed all Tax Returns that it was required to file, all such Tax Returns were correct and complete in all respects and all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid, except as to the unpaid or disputed Taxes described on Schedule 2.19, which Seller will pay in full at Closing.  The Seller has not been included in any consolidated, unitary, or combined Tax Return provided for under the laws of the United States, any non-US Jurisdiction, or any state or locality with respect to Taxes for any period for which the statute of limitations has not expired.  Seller is currently not the beneficiary of any extension of time within which to file any income Tax Return. The Seller has withheld and paid or will withhold and pay all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. There is no dispute or claim concerning any Tax Liability of Seller either claimed or raised by any authority except with regard to the unpaid or disputed Taxes described on Schedule 2.19, which Seller will pay in full at Closing. No audits or other administrative Proceedings or court Proceedings are presently pending with regard to any Taxes or Tax Returns of Seller. No taxing authority is now asserting any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Seller may be liable, except such as have been fully paid or finally settled.  No written claim has ever been made by any taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no tax-sharing, allocation, indemnification, or similar agreements in effect between Seller, or any predecessor or Affiliate, on one hand, and any other party (including any Seller Party), on the other, under which Buyer could become liable for any Taxes or other claims of any party. The Seller has not granted (and are not subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment, collection or payment of any Tax or the filing of any Tax Return.

2.20          Environmental Matters.

(a)          The Seller has obtained all Governmental Licenses under Environmental Laws required for the conduct and operation of the Business and is in compliance with the terms and conditions contained therein and with all applicable Environmental Laws.

(b)          As to Seller:

(i)          there are no Environmental Claims pending or, to the Knowledge of the Seller Parties, threatened with respect to the Seller Assets or the Business;

(ii)          there is no condition on, at or under any property (including the air, soil and groundwater) currently or formerly owned, leased or used by Seller (including off-site waste disposal facilities) or created by Seller’s operations that would create a Liability with respect to the Seller Assets or the Business under applicable Environmental Laws;

(iii)          there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to the Business that would form the basis of an Environmental Claim or create a Liability with respect to the Seller Assets under applicable Environmental Laws;

(iv)          there are no underground storage tanks, above ground storage tanks or drums of Hazardous Materials present on any portion of any property leased or used by Seller;

(v)          the Seller has not caused a Release or otherwise placed any Hazardous Materials into, on or under the soils, surface water or groundwater at, on, under or from any portion of any property owned, leased, operated or used by it; and

(vi)          no portion of any structures on any property owned, leased, operated or used by Seller in the Business contains any asbestos or mold.

(c)          No Seller Party has been provided with any site assessments, compliance audits, environmental studies or similar reports not provided to Buyer prior to the date hereof relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Seller or (ii) any Hazardous Materials Handled or Released by Seller or any other Person on, under, about or from, or otherwise in connection with, any of the properties or assets currently owned, leased, operated or used by Seller in connection with the Business.

2.21          Orders, Commitments and Returns.  The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by Seller does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all Contracts or commitments for the purchase of products by Seller does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, Contracts and commitments were made in the ordinary course of business).  There are no asserted or un-asserted claims to return merchandise of Seller by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise.  There is no merchandise in the hands of Customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in the Seller’s Contracts.  No Seller Party Knows or has reason to believe that the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, will result in any cancellations or withdrawals of accepted and unfilled orders for Seller’s merchandise.

2.22          Seller Accounts Receivable; Trade Accounts Payable.  The Seller Accounts Receivable (i) arose through Seller’s bona fide sales of goods or merchandise to Customers, which have been shipped from and invoiced by Seller to each Customer within the 60 days preceding the Closing Date, (ii) are not subject to any dispute, offset, counterclaim or other claim or defense on the part of the Customer, (iii) are not subject to any return or rejection of the merchandise in respect of such account receivable which has not been cured or remedied to the satisfaction of the Customer, and (iv) are evidenced by an invoice rendered to the Customer. The Trade Accounts Payable have arisen from bona fide transactions.

2.23          Solvency.  Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby. In addition, immediately after giving effect to the transactions contemplated hereby, (a) Seller will be able to pay its debts as they become due, (b) Seller will have sufficient capital to conduct its present and proposed business, and (c) Seller will have assets (calculated at their fair market value) that exceed its liabilities.

2.24          No Brokers.  No Seller Party has any Liability of any kind to any broker, finder, agent or other Person for any commission, fee or similar compensation with respect to the transactions contemplated by this Agreement.

2.25          No Undisclosed Liabilities  Seller does not have any Liabilities, except for (i) liabilities reflected or reserved against in the Financial Statements, and (ii) current Liabilities incurred in the ordinary course of Seller’s business consistent with past practices since the date of the most recently delivered Financial Statements.

2.26          Full Disclosure.  Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument and document furnished or to be furnished by the Seller Parties to Buyer pursuant to this Agreement, contains any untrue statement of a fact or omits to state any fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.  None of the Seller Parties has withheld from Buyer disclosure of any event, condition or fact which any Seller Party Knows, or has reasonable grounds to know, may have a Material Adverse Effect.

2.27          Investor Matters.  Each Stockholder receiving shares of Company Stock is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.  Each Stockholder is able to fend for himself, can bear the economic risk of holding Company Stock subject to the restrictions contained in the Lock-Up Agreement, and has such knowledge and experience in financial or business matters to permit him to evaluate the merits and risks of holding Company Stock.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties as follows:

3.1          Organization, Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified or otherwise authorized to act as a foreign limited liability company, and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary. Buyer possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its business as presently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

3.2          Authorization; No Breach.

(a)          The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, and all Transaction Documents to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except Creditors’ Rights and Equitable Limitations.

(b)          The execution, delivery and performance by Buyer of this Agreement and all other agreements and instruments contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any agreement or instrument to which Buyer is subject (but specifically excluding the Assumed Contracts to which Buyer is a party as a result of this Agreement).

3.3          Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer, at law or in equity, or before any Government Entity, with respect to the transactions contemplated by this Agreement or which if adversely determined would have an effect on Buyer’s ability to consummate the transactions contemplated hereby in a timely manner or perform its obligations hereunder.

3.4          Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer (or its Affiliates) is subject for which any of the Seller Parties could become liable or obligated.

ARTICLE IV.
POST-CLOSING COVENANTS AND AGREEMENTS

4.1          Employee Matters and Employee Benefits.

(a)          Offers of Employment or Engagement.  Buyer or an Affiliate of Buyer shall offer to hire or retain as of the Effective Time all of the Stockholders and Seller Employees identified in Schedule 1.9(a)(iv) on the terms set forth in their respective Offer Letters.

(b)           COBRA.  Following the Closing, Seller shall continue the health insurance Employee Plan currently in effect with respect to the Business (or adopt a successor plan) and assume all responsibility for the provision of health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, to all “M&A qualified beneficiaries” (within the meaning of Treasury Regulations §54.4980B-9, Q&A-4) that experience a qualifying event under COBRA prior to or in connection with the transactions contemplated by this Agreement, including, without limitation, (i) all Seller Employees not hired by Buyer or its Affiliates at the Closing and their beneficiaries, and (ii) all other current and former employees of Seller and its respective Affiliates (not including any Hired Employees employed by Buyer or its Affiliates as of the Effective Time), and their beneficiaries.

Seller’s obligation to continue the health insurance Employee Plan currently in effect pursuant to this Section 4.1 shall continue until such time as any and all current and former employees of Seller have exhausted their rights to continue health insurance coverage under COBRA.  Buyer shall not have any responsibility, Liability or obligation, whether to employees not hired by Buyer or its Affiliates at the Closing and their beneficiaries, or to other current and former employees of Seller or its Affiliates (not including any Hired Employees employed by Buyer as of the Effective Time) with respect to any notification or provision of health continuation coverage in accordance with the requirements of COBRA.

(c)          No Third-Party Beneficiaries.  No provision in this Article IV shall be deemed to be an amendment to any Employee Plan, and shall not create any right in any other Person, including any employees, former employees, Employee Plan participants, or any beneficiary thereof.

4.2          Non-Competition.

(a)          Material Inducement.  Each Seller Party hereby acknowledges that such Seller Party is familiar with Seller’s Trade Secrets and with other Confidential Information and Trade Secrets pertaining to the Seller Assets and the Business.  Each Seller Party acknowledges and agrees that Buyer and its Affiliates would be irreparably damaged if any of the Seller Parties or any of their Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with Buyer or its Affiliates in a business similar to the Business and that any such competition by any of the Seller Parties or any of their Affiliates would result in a significant loss of goodwill by the Business. The Seller Parties further acknowledge and agree that the covenants and agreements set forth in this Section 4.2 are a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that none of Buyer or its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any of the Seller Parties breached the provisions of this Section 4.2.

(b)          Restrictive Covenants. In further consideration of the amounts to be paid hereunder for the Business and to assure the transfer to the Buyer of the goodwill and going concern value relating to the Business, each Seller Party covenants and agrees that such Seller Party will not, and will cause its Affiliates not to, without the prior written consent of Buyer, (i) engage, directly or indirectly, in any business competing or planning to compete with the Business, in all states of the United States, and within any state, province, or similar geographical region where Seller has conducted Business, or where Buyer conducts the Business after Closing, and (ii) solicit and serve any customers of the Business, in each case until the sixth (6th) anniversary of the Closing.  In addition, each Seller Party agrees that until the sixth (6th) anniversary of the Closing, such Seller Party shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person, solicit, hire or attempt to hire any Hired Employee, or any current employee of Buyer.

(c)          Remedies.  If, at the time of enforcement of any of the covenants contained in Section 4.2(b) (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. Each Seller Party has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Seller Assets and the Business made by Buyer hereunder.  Each Seller Party further acknowledges and agrees that the Restrictive Covenants are being entered into by them in connection with the sale of the Business and the goodwill of the Business.

If any of the Seller Parties or any of their Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer or any of its respective Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, or any of its Affiliates, at law or in equity:

(i)          the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and

(ii)          the right and remedy to require the Seller Parties to account for and pay over to Buyer or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Seller Party or any Seller Party’s Affiliate was in breach of any of the Restrictive Covenants.

(d)          Buyer shall not be required to post a bond or undertaking as a condition of obtaining any such remedy.

(e)          In the event of any breach or violation by any Seller Party or any Seller Party’s Affiliate of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

4.3          Further Assurances. Following the Closing, each of the Seller Parties and Buyer shall execute and deliver such further instruments as the other Party may reasonably request, and shall take such additional action as the other Party may reasonably request, to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including the transfer to Buyer of the Acquired Assets, and Seller shall execute such documents provided by Buyer as may be necessary to assist Buyer in preserving or perfecting its rights in the Acquired Assets.

4.4          Confidentiality.

(a)          The Parties acknowledge and agree that certain information relating to the Parties is confidential (“Confidential Information”).  Confidential Information includes (i) all of the terms and conditions of this Agreement and any of the other Transaction Documents, (ii) all information regarding the Seller Parties disclosed to Buyer or learned by Buyer during Buyer’s due diligence of Seller and all information regarding Buyer disclosed to or learned by the Seller Parties during the Parties’ negotiations, and (iii) any information relating to the negotiations between the Parties, including, without limitation, offers and counteroffers regarding the terms and conditions of this Agreement and the Transaction Documents which do and do not ultimately form part of the final executed versions of the Transaction Documents.  The Parties further acknowledge and agree that Confidential Information also includes (A) financial, accounting and Tax information, including, without limitation, earnings, sales, financial projections and other similar information, (B) internal policies and procedures, marketing strategies and pricing information, (C) sources of supplies and terms of suppliers, (D) information relating to business practices, (E) personnel information, (F) information relating to litigation or possible litigation and (G) information relating to the Seller Intellectual Property.

(b)          The Parties shall treat all Confidential Information as strictly confidential and proprietary, shall not disclose such Confidential Information except to Representatives (as that term is defined below) who agree to maintain such information in confidence, and shall comply in all material respects with all Laws protecting such Confidential Information from unauthorized disclosure. A Party who discloses Confidential Information to its Representative shall notify the Representative that the use and disclosure of such Confidential Information is restricted under this Agreement, and the disclosing Party shall be liable for any breach of this Section 4.4 caused by its Representative.  The Parties further agree not to take any action which would cause all or any portion of the Confidential Information which is privileged to lose such protection.  Each Party shall implement such systems and controls as may be reasonably necessary to ensure that it and each of its officers, directors, Affiliates, agents, Representatives and employees comply with the confidentiality provisions of this Agreement.  Each Party further agrees, if and to the extent permitted by applicable Law, to notify the other Parties immediately in writing of any Known attempt or effort by any third party to obtain information or documents that comprise a part of the Confidential Information, including, without limitation, receipt of a subpoena or request for information or documents, to permit such other Parties, at their own expense, to seek a protective order or otherwise defend against such disclosure or delivery. For purposes of this Section 4.4(b), the term “Representatives”, when used in reference to a Party, means and refers to that Party’s employees, agents, independent contractors, legal and financial advisors, lenders and other potential debt and equity partners who have a need to know such Confidential Information or who are consulted in evaluating or advising on the transactions contemplated under this Agreement or carrying out the terms hereof, or accounting for, for accounting, taxation or similar purposes, the considerations paid or received hereunder.

(c)          Notwithstanding any terms herein to the contrary, information shall not be considered Confidential Information if such information (i) was available to the public prior to the time of disclosure to the receiving Party, (ii) becomes available to the public as a result of action by Persons other than the receiving Party, (iii) was rightfully in a Party’s possession prior to receipt of such information from the other Party hereto, (iv) was obtained by the receiving Party from a third party not Known by the receiving Party to be under any obligation not to so disclose, or (iv) is information which the receiving Party can document was independently developed by such Party.

(d)          If, for any reason, the terms of this Section 4.4 conflict with any other confidentiality agreement to which any Party is subject for the benefit of the other Parties, including, but not limited to, the Confidentiality Agreement, all such conflicts shall be resolved by giving the maximum confidentiality protections to the Confidential Information.

(e)          This Section 4.4 shall survive the Closing.

4.5          Transfer Taxes. All sales, use, transfer, real property transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs, arising out of the transfer of the Acquired Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Acquired Assets (collectively, the “Transfer Taxes”) shall be the responsibility of the Seller Parties.  The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Seller Representative, which shall provide copies of such Tax Returns to Buyer within ten (10) days of filing such Tax Returns.

4.6          Misdirected Payments. Following the Closing, to the extent that Buyer receives any checks, cash or other form of payment that is the property of the Seller Parties, Buyer shall promptly return the same to the Seller Representative. Following the Closing, to the extent that any Seller Party receives any checks, cash or other form of payment that is the property of Buyer after the Effective Time, such Seller Party, shall promptly return the same to Buyer.

4.7          Consents to Assign Contracts. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right if the assignment or attempted assignment thereof without the Consent of another Person would (i) constitute a breach thereof or adversely affect the Business; (ii) be ineffective or render the Assumed Contract void or voidable, or (iii) materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights. In any such event, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Assumed Contract, claim or right, including enforcement of any and all rights of Seller, as applicable, against the other Person arising out of the breach or cancellation by such other Person or otherwise; provided, that Buyer shall reimburse Seller for its reasonable and documented third-party costs. After the Closing, except as otherwise requested by Buyer in writing, Buyer and Seller shall continue to use reasonable best efforts to obtain the Consent to the assignment of such Assumed Contract, claim or right.

4.8          Payment of Excluded Liabilities.  On and after the Closing Date, the Seller Parties shall pay and discharge when due, all of the Excluded Liabilities, including, but not limited to, all of the debts and Liabilities arising in connection with the ownership or operation of the Acquired Assets and the Business prior to the Effective Time, whether or not the claim with respect thereto has been asserted on or prior to the Effective Time, other than the Assumed Liabilities. If any Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business, Buyer may at any time after the Closing Date elect to make all such payments directly (but shall have no obligation to do so) and will be promptly reimbursed by the Seller Parties for such payments.

4.9          Bulk Sales.  Each of the Parties hereby waives compliance with any applicable “bulk sales law” or other similar Law.

4.10          Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by the Seller Parties prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)          retain the books and records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Business; and

(ii)          upon reasonable notice, afford any of the Seller Parties reasonable access (including the right to make, at such Seller Party’s expense, photocopies), during normal business hours, to such books and records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, the Seller Parties shall:

(i)          retain the books and records (including personnel files) of the Business and its operations for periods prior to the Closing; and

(ii)          upon reasonable notice, afford Buyer and its Affiliates reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          None of the Parties shall be obligated to provide the other Parties with access to any books or records (including personnel files) pursuant to this Section 4.10 where such access would violate any Law.

4.11          Restrictions on Seller Dissolution.  Seller shall maintain its corporate existence and good standing in its jurisdiction of formation, and shall not take any actions to dissolve, until the later to occur of (i) the date that is two years and one day following the Closing Date; and (ii) the date that there are no unresolved indemnification claims brought by Buyer under Article V.

4.12          Certain Activities.  Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that, for accounting purposes, the Business is effectively being acquired for the benefit and the burden of the Buyer as of the Effective Time.  Accordingly, all cash collected by the Business after the Effective Time shall be the property of Buyer and all expenses that are Assumed Liabilities (which, for purposes of clarification, includes all expenses incurred by the Business in the ordinary course after the Effective Time) shall constitute Buyer’s obligations.  Further, the Buyer and Seller agree that they shall account for and reconcile all cash collected and expenses paid by Seller on behalf of the Buyer after the Effective Time and on or prior to the Closing that is included in the Actual Working Capital, and remit to the Buyer or Seller, as applicable, the net amount of such cash and expenses as soon as practicable after the Closing. For purposes of clarification, the Parties agree and acknowledge that any checks with respect to the Business written prior to the Effective Time shall be an Excluded Liability and the responsibility of Seller regardless of whether such checks clear after the Effective Time.

ARTICLE V.
INDEMNIFICATION

5.1          Survival.The representations and warranties contained in Section 2.1 (Organization and Power), Section 2.2 (Authorization; Capacity of Individual Sellers), Section 2.3 (Non-Contravention), Section 2.7 (Assets), Section 2.13 (Intellectual Property), Section 2.19 (Tax Matters), Section 2.20 (Environmental Matters), Section 3.1 (Organization, Power and Authority), and Section 3.2 (Authorization; No Breach) (collectively, the “Fundamental Representations”) shall survive the Closing for the maximum time-period permissible pursuant to any applicable statute of limitations for claims or counterclaims arising from or relating to alleged facts that would constitute a breach of the applicable Fundamental Representation. Covenants that require performance after the Closing shall survive until fully performed; provided, however, that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted prior to such time.  Other than the Fundamental Representations, all of the other representations and warranties of the Parties made pursuant to this Agreement or in the Transaction Documents shall survive for eighteen (18) months following the Closing; provided, however, that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted prior to such time.  An Indemnified Party may not assert any new claim for indemnification with respect to a representation of a Party hereto after the relevant survival period has expired.

5.2          Indemnification

(a)          Indemnification by the Seller Parties. Subject to the limitations set forth in this Article V, from and after the Closing, each of the Seller Parties shall jointly and severally indemnify, defend and hold harmless Buyer and its directors, officers, employees, shareholders, members, partners, agents, Affiliates, successors and assigns (each such foregoing Person a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against any Losses Buyer Indemnitees may suffer, sustain or become subject to (“Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

(i)          any failure of any representation or warranty made by the Seller Parties in this Agreement to be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect, Knowledge, or similar qualifications);

(ii)          any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Seller Parties pursuant to this Agreement;

(iii)          the Excluded Liabilities;

(iv)          the Excluded Assets; or

(v)          the ownership and operation of the Acquired Assets and the Business prior to the Effective Time.

(b)          Indemnification by Buyer.  Subject to the limitations set forth in this Article V, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and other Seller Parties, and their respective directors, officers, employees, shareholders, members, partners, agents, Affiliates, successor and assigns (each such foregoing Person a “Seller Indemnitee” and collectively, the “Seller Indemnitees”; each Buyer Indemnitee and each Seller Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party”) from and against any Losses the Seller Indemnitees may suffer, sustain or become subject to (“Seller Indemnifiable Losses”), arising out of, in connection with or resulting from:

(i)          any failure of any representation or warranty made by Buyer in this Agreement to be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect, Knowledge, or similar qualifications);

(ii)          any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(iii)          the Assumed Liabilities; or

(iv)          the ownership and operation of the Acquired Assets and the Business by Buyer from and after the Effective Time.

5.3          Limits on Indemnification.

(a)          The Seller Parties shall not have any obligation to indemnify Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 5.2(a)(i) until Buyer Indemnitees first have suffered aggregate Buyer Indemnifiable Losses in excess of $25,000 (the “Seller Indemnification Basket”) (at which point, subject to the limitations set forth in this Article V, the Seller Parties shall indemnify Buyer Indemnitees for all such Buyer Indemnifiable Losses including the Seller Indemnification Basket). Amounts finally paid to Buyer pursuant to the Post-Closing Adjustment will not count toward calculation of the Seller Indemnification Basket. The limitations of this Section 5.3(a) shall not apply to any Losses arising out of, in connection with or resulting from a breach of a Fundamental Representation by any Seller Party.

(b)          Any claim by any Buyer Indemnitee for Buyer Indemnifiable Losses arising from Section 5.2 shall first be made against the Escrow Amount, if applicable, and then directly against any of the Seller Parties.  After the Escrow Amount is exhausted or any non-exhausted portion thereof is paid to the Seller Parties, Buyer shall have the right to set off against the Earn-Out Amount and shall also have direct recourse against each of the Seller Parties, jointly and severally, with respect to claims for indemnification or claims related to the Post-Closing Adjustment.

(c)          Buyer shall not have any obligation to indemnify Seller Indemnitees with respect to any Seller Indemnifiable Losses arising under Section 5.2(b)(i) until Seller Indemnitees have first suffered aggregate Seller Indemnifiable Losses in excess of $25,000 (the “Buyer Indemnification Basket”) (at which point, subject to the limitations set forth in this Article V, Buyer shall indemnify Seller Indemnitees for all such Seller Indemnifiable Losses, including the Buyer Indemnification Basket). Notwithstanding the foregoing, the provisions respecting the Buyer Indemnification Basket shall not apply to or excuse or otherwise diminish Buyer’s obligations to pay any portion of the Total Purchase Price due to Seller under this Agreement. The limitations of this Section 5.3(c) shall not apply to any Losses arising out of, in connection with or resulting from a breach of a Fundamental Representation by Buyer.

(d)          Notwithstanding anything to the contrary contained herein, the aggregate Liability of Buyer for Seller Indemnifiable Losses arising under Section 5.2(b)(i) from a breach of a representation or warranty, other than the representations and warranties contained in Section 3.1 or Section 3.2, shall not exceed the Total Purchase Price.

(e)          An Indemnified Party shall, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification hereunder at the Indemnifying Party’s expense.

(f)          Notwithstanding any provision to the contrary, nothing in this Agreement shall limit or restrict any Indemnified Party’s right to maintain or recover any damages caused by or resulting from fraudulent or intentional misrepresentation with respect to any of the representations or warranties contained herein or willful misconduct on the part of any other Party hereto.

(g)          The Parties shall treat any payments made pursuant to this Article V as an adjustment to the Total Purchase Price for Tax purposes, unless a final determination causes such payment not to be treated as an adjustment to the Total Purchase Price for Tax purposes.

(h)          The amount payable by the Indemnifying Party to the Indemnified Party under this Article V as a result of, or in connection with, any Losses shall be reduced by any insurance proceeds (other than proceeds from self-insurance or fronted insurance programs) realized and actually received by the Indemnified Party in respect of such Losses, net of any premiums with respect to, and reasonable costs of realizing, such insurance proceeds and any resulting increase in applicable future insurance premiums specifically attributable to such Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any such Losses. If such insurance proceeds are actually received by an Indemnified Party after the date on which the Indemnifying Party pays such indemnification claim to the Indemnified Party, the Indemnified Party shall, no later than forty five (45) Business Days after receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event an amount greater than the related Loss theretofore paid to the Indemnified Party by the Indemnifying Party).

5.4          Matters Involving Third Parties.

(a)          Promptly after receipt by an Indemnified Party of notice of the commencement of any claim by a third party against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give prompt notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is materially prejudiced by the Indemnified Party’s failure to give such notice.

(b)          If any claim referred to in Section 5.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such third-party claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such third-party claim and, to the extent that it desires, to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party unless (i) the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article V for any fees of other counsel or any other expenses with respect to the defense of such third-party claim that are subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a third-party claim:  (i) it will be deemed for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party is fully released from such claim; and (iii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent, such consent not to be unreasonably withheld or delayed.

If notice is given to an Indemnifying Party of the commencement of any third-party claim and the Indemnifying Party does not, within twenty (20) days (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim.  If the Indemnified Party assumes control of the defense of a third-party claim, the Indemnifying Party shall pay the costs and expenses of such defense, including reasonable attorney’s fees.

(c)          Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of a third-party claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

5.5          Right to Offset.  Upon written notice to the Seller Parties, Buyer may offset any Loss to which it is entitled to indemnification under this Article V against amounts otherwise payable to the Seller Parties, including, without limitation, any portion of the Earn-Out Amount.  The exercise of such right of offset by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement, including the Escrow Agreement or the Earn-Out Agreement. If after Buyer exercises such right of offset, a court having jurisdiction over the matter finally determines that such exercise of Buyer’s offset rights was not justified, Buyer shall repay any portion of the offset amount that is determined belongs to a Seller Party within 5 days following such final determination.  Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

5.6          Investigation.  The right to indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations of the Parties hereunder will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

ARTICLE VI.
MISCELLANEOUS

6.1          Fees and Expenses. Except as specifically set forth in this Agreement, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents, the other agreements referred to therein, and the consummation of the transactions contemplated hereby and thereby.

6.2          Press Release and Announcements. None of the Parties hereto shall, and each shall cause its Affiliates not to, issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule and the contents of any such press release or public announcement shall be contemporaneously provided by the Party making same to the other Parties.

6.3          Remedies. All rights and remedies under this Agreement are cumulative and non-exclusive, and may be exercised singularly or concurrently.

6.4          Consent to Amendments; Waivers. This Agreement may only be amended, or a provision waived, in a signed writing, executed by each of the Parties hereto affected by such amendment or waiver. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

6.5          Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller Parties without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of the Seller Representative.

6.6          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.7          Counterparts. This Agreement may be executed by one or more of the Parties on any number of separate counterparts (including by facsimile or other electronic means), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

6.8          Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement.  The use of the word “including” herein shall mean “including without limitation.”

6.9          Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings (other than the Confidentiality Agreement), whether written or oral, relating to such subject matter in any way. Except as expressly set forth in this Agreement (or as set forth in any certificate delivered pursuant to this Agreement), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

6.10        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns.  Nothing herein, expressed or implied, shall give or be construed to give any Person (including any Hired Employee), other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

6.11        Schedules and Exhibits. All Annexes, Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

6.12        Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

6.13        Venue.          The Parties irrevocably submit to the exclusive jurisdiction of any New York State or U.S. Federal Court located in New York County over any Proceeding arising out of or in connection with this Agreement or any Transaction Document. The Parties hereby irrevocably agree that all claims in respect of any such Proceeding may be held and determined in such New York State or Federal Court.

The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. The Parties hereby waive, to the fullest extent permitted by Law, any objection they may have to the laying of venue in any such court, and any objection to any Proceeding in any such court on the basis of an inconvenient forum or that the venue of the Proceeding is improper. The Parties hereby further waive service of process, and consent to process being served in any such Proceedings by mailing of copies thereof by certified or registered mail, return receipt requested, or dispatched through a reputable overnight courier service, addressed to the Parties at their respective addresses appearing in this Agreement, and agree that such service shall constitute good and sufficient service of process and notice thereof. If Buyer assigns any of its rights under this agreement to one or more permitted assigns, Buyer shall in connection with such assignment obtain and deliver to the Seller Representative the written agreement of each such permitted assign to the agreements set forth in this Section 6.13.

6.14        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

6.15        Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. First Class mail (postage prepaid), or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer and the Seller Parties at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Buyer:

Fells Point, LLC
c/o The Chefs’ Warehouse, Inc.
100 East Ridge Road
Ridgefield, CT 06877
Attn: Alexandros Aldous, Esq.

Seller Parties:

Fells Point Wholesale Meats, Inc.
2730 Wilmarco Avenue
Baltimore, MD 21223
Attention: Erik Oosterwijk

With a copy (which shall not constitute Notice) to:

Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202
Attn:  Robert A. Snyder, Jr., Esquire

6.16        No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

6.17        Seller Representative. The Seller Parties hereby appoint Erik Oosterwijk, as the Seller Representative (the “Seller Representative”), to act as agent for and on behalf of each Seller Party to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Seller Parties, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Seller Parties pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. If at any time the Seller Representative resigns, dies or becomes incapable of acting, the Seller Parties shall choose another person to act as the Seller Representative under this Agreement. The Seller Indemnitees may not make a claim for indemnity against Buyer pursuant to this Agreement except through the Seller Representative. Once the Seller Representative has initiated such a claim for indemnity, the Seller Representative may enforce, prosecute and settle such claim without further directions from the Seller Indemnitees, and all acts and decisions of the Seller Representative in connection with such matter shall be binding on all the Seller Indemnitees. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for services provided hereunder. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller Party.

(a)          The Seller Representative will be entitled to engage such counsel, experts and other agents as the Seller Representative deems necessary or proper in connection with performing the Seller Representative’s obligations hereunder, and will be promptly reimbursed by the Seller Parties for all reasonable expenses, disbursements and advances incurred by the Seller Representative in such capacity upon demand. Each Seller Party shall indemnify and hold harmless the Seller Representative pro rata based upon such Seller Party’s pro rata share of the equity interests in the Seller as of the Closing Date, from any and all Losses that are incurred by the Seller Representative as a result of actions taken, or actions not taken, by the Seller Representative herein, except to the extent that such Losses arise from the gross negligence or willful misconduct of the Seller Representative. The Seller Representative shall not be liable to the Seller Parties for any act done or omitted hereunder as the Seller Representative, excluding acts which constitute gross negligence or willful misconduct.

(b)          A decision, act, consent or instruction of the Seller Representative in respect of any action under this Agreement shall constitute a decision of all of the Seller Parties and shall be final, binding and conclusive upon each such Seller Party and Buyer may rely upon any decision, act, consent or instruction of the Seller Representative hereunder as being the decision, act, consent or instruction of each and every such Seller Party. Buyer is hereby relieved from any Liability to any Person (including any Seller Party) for any acts done by the Buyer in accordance with such decision, act, consent or instruction of the Seller Representative.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

FELLS POINT, LLC
by Fells Point Holdings, LLC, Sole Member and Manager
by Chefs’ Warehouse Parent, LLC, Sole Member and Manager

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	General Counsel and Corporate Secretary

SELLER:

FELLS POINT WHOLESALE MEATS, INC.

By:	/s/ Erik M. Oosterwijk
Name:	Erik M. Oosterwijk
Title:	President

STOCKHOLDERS OF FELLS POINT WHOLESALE MEATS, INC.:

By:	/s/ Erik M. Oosterwijk
Erik M. Oosterwijk

By:	/s/ Leendert H. Pruissen
Leendert H. Pruissen

[Signature Page to Asset Purchase Agreement]

Annex A

Definitions & Interpretation

Interpretation of the Transaction Documents shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified; and (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto.

For the purposes this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” is defined in Section 1.2.

“Acquired Intellectual Property” is defined in Section 1.2(d).

“Acquired Inventory” is defined in Section 1.2(a).

“Actual Working Capital Statement” is defined in Section 1.5(c).

“Actual Working Capital” is defined in Section 1.5(c).

“Adjusted EBITDA” means an amount equal to the sum (without duplication) of net income attributable to Buyer’s operation of the Business after Closing, plus interest expense, income tax expense, and depreciation and amortization expense. Adjusted EBITDA shall be determined using a methodology consistent with that used by Seller in preparing the Financial Statements, except where Seller’s past practices, methodologies, or procedures are not in accordance with GAAP as applied by Buyer in preparation of its publicly reported financial statements, and shall be reduced for any reasonable costs of Buyer and Parent attributable to Buyer’s operation of the Business after Closing.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the preamble.

“Allocation” is defined in Section 1.7.

“Annual Financial Statements” is defined in Section 2.4.

“Assumed Contracts” is defined in Section 1.2(f).

“Assumed Liabilities” is defined in Section 1.4(a).

“Base Purchase Price” is defined in Section 1.5(a).

“Bill of Sale and Assignment and Assumption Agreement” is defined in Section 1.9(a)(iii).

“Business” means the business conducted by the Seller immediately prior to the signing of this Agreement, including, but not limited to, the sale and distribution of food products and other items sold for use by the Seller’s customers.

 “Business Day” means each day which is not a day on which banking institutions in the city of New York, New York are authorized or obligated by Law or executive order to close.

 “Buyer Indemnifiable Losses” is defined in Section 5.2(a).

“Buyer Indemnification Basket” is defined in Section 5.3(c).

“Buyer Indemnitee” or “Buyer Indemnitees” is defined in Section 5.2(a).

“Buyer” is defined in the preamble.

“Closing Cash Consideration” is defined in Section 1.5(a).

“Closing Stock Consideration” is defined in Section 1.5(a).

“Closing Date” is defined in Section 1.8.

“Closing Statement” is defined in Section 1.9(a)(i).

“Closing” is defined in Section 1.8.

“Closing Date Adjustment Amount” is defined in Section 1.5(b).

“Closing Date Working Capital” is defined in Section 1.5(b).

“COBRA” is defined in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” is defined in Section 4.4(a).

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated January 29, 2016, by and between Buyer and Seller.

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contracts.

“Contract” means any written or oral loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, supplier agreement, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Creditors’ Rights and Equitable Limitations” is defined in Section 2.2.

“Customers” means those Persons to which Seller has sold any food products at any time, whether or not such Person is a current customer of Seller.

“Earn-Out Agreement” means the earn-out agreement in the form of Exhibit A, by and among the Parties.

“Earn-Out Amount” means the aggregate consideration payable to the Seller Parties, when and if earned pursuant to the Earn-Out Agreement.

“Effective Time” is defined in Section 1.8.

“Employee Plans” is defined in Section 2.14(a).

“Environmental Claim” means any Proceeding, notice, letter, demand or request for information (in each case in writing) by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Laws or the Release, emission or presence of any Hazardous Material at any location.

“Environmental Laws” shall mean any and all Laws promulgated, approved or entered thereunder by any Government Entity, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health or safety, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Occupational Safety and Health Act and the Federal Toxic Substances Control Act.

“ERISA Affiliate” is defined in Section 2.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” is defined in Section 1.6.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” is defined in Section 1.6.

“Escrow Amount” is defined in Section 1.6.

“Estimated Working Capital Statement” is defined in Section 1.5(b).

“Estimated Working Capital” is defined in Section 1.5(b).

“Excluded Assets” is defined in Section 1.3.

“Excluded Contracts” is defined in Section 1.3(e).

“Excluded Liabilities” is defined in Section 1.4(b).

“FDA Act” is defined in Section 2.6.

“Financial Statements” is defined in Section 2.4.

“Fundamental Representations” is defined in Section 5.1.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any of the Parties.

“Governmental License” means any license, permit, franchise certification, registration, identification number, certificate of need, certificate of occupancy, Food and Drug Administration registration, franchise, Consent or order of, or filing with, any state or federal Government Entity.

“Handle” or “Handling” means the production, use, generation, emission, storage, treatment, transportation (including for disposal off-site), recycling, disposal (whether on-site or off-site), discharge, abandonment, Release or other management or disposition of any kind of any Hazardous Material.

“Hazardous Material” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, PCBs and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Liability, under Environmental Laws.

“Hired Employees” means employees of Seller who after the Closing are employed or retained by Buyer or an Affiliate of Buyer.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under acceptance, letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Indemnified Party” is defined in Section 5.2(b).

“Indemnifying Party” means a Party from whom indemnification is sought pursuant to Article V.

“Independent Accountant” is defined in Section 1.5(c).

“Infringe” is defined in Section 2.13.

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications (including all provisional, divisions, divisionals, continuations, continuations in part and reissues), renewals, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), business methods, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, including invention disclosures, (ii) registered and unregistered trademarks, service marks, logos, designs, slogans, trade dress, trade names, brand names and corporate names, assumed names, business names and all other indicia of origin and registrations and applications for registration thereof (“Trademarks”), (iii) registered and unregistered copyrights in both published works and unpublished works of authorship and applications for registration thereof, (iv) computer software (including source code, object code, binary code and algorithms), application programming, user interfaces, databases and all documentation related thereto, (v) trade secrets and Confidential Information (including without limitation ideas, formulas, compositions, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), rights in personal data, data, data collection and all rights therein throughout the world, process technology and blueprints and all other non-public information, Confidential Information and tangible and intangible proprietary information (“Trade Secrets”), (vi) domain name registrations, web addresses, uniform resource locators and websites and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means Seller’s goods, products and other items located at or in transit to Seller’s facilities for sale to Customers.

“IRS” is defined in Section 2.14(a).

“Knows”, “Known” or “Knowledge” means, with respect to any Person, knowledge after reasonable inquiry and investigation.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, Known or unknown, whenever arising, and including those arising under any Law,  actual, threatened or contemplated Proceeding or ruling of any Government Entity or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

“Lien” or “Liens” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Lock-Up Agreement” is defined in Section 1.5(a).

 “Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, lost profits, Liabilities, damages (including consequential damages), Taxes, costs, diminution of value and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation actually incurred and paid by a Party).

“Material” or “material” means an event or circumstance that would be reasonably likely to constitute or contribute to a Material Adverse Effect.

“Material Adverse Effect” means an event or circumstance pertaining to the condition or prospects of the Business, the Seller Assets, or the Seller Parties, that would, individually or in the aggregate, (i) significantly impair the ability of any Seller Party, as applicable, to perform in a timely manner any of its obligations under this Agreement or any Transaction Document to which it is a party or any transaction contemplated hereby or thereby, or (ii) if known to a reasonable acquirer prior to Closing, would likely cause such acquirer not to proceed with the transaction.

 “Material Contract” means those Contracts to which either Seller is a party or by which it or its assets or properties are otherwise bound, and that are categorized by any of the following: (a) each Contract that involves the performance of services or delivery of goods or materials by or to Seller resulting or reasonably expected to result in receipts or payment in excess of $25,000, (b) each Contract that was not entered into by Seller in the ordinary course of business, (c) each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other Contract or agreement affecting the ownership of, leasing of, title to or use of any real property used or held for use in the Business, (d) each license agreement or other Contract with respect to Intellectual Property, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property, (e) each collective bargaining agreement, including amendments and side letter agreements thereto, and any other Contract with any labor union or other employee representative of a group of employees of Seller or its Affiliates, (f) each employment Contract, termination Contract, retention, change in control, severance, compensation and bonus Contract with any Seller Employee, (g) each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar Contract (including a sharing of profits, Losses, costs or Liabilities by Seller with any other Person), (h) all Contracts to loan money or extend credit to any other Person, (i) each Contract containing covenants that in any way purport to restrict or prohibit the business activity of Seller to engage in any line of business or to compete with any Person, (j) each Contract providing for indemnification by Seller with respect to the Business or the Acquired Assets, (k) each Contract that creates or establishes a Lien on any of the Acquired Assets or otherwise is a Contract for borrowed money, (l) each Contract with any Government Entity, (m) each Employee Plan and (n) each other Contract that is not terminable by either party thereto upon 90 days’ notice.

“Monthly Financial Statements” is defined in Section 2.4.

“Non-Competition Agreement and Non-Solicitation Agreement” is defined in Section 1.9(a)(v).

“Notice of Disagreement” is defined in Section 1.5(c).

“Offer Letters” is defined in Section 1.9(a)(iv).

“PACA” means the federal Perishable Agricultural Commodities Act.

“Parent” means The Chefs’ Warehouse, Inc., a Delaware corporation.

“Parent Common Stock” means shares of common stock of Parent, par value $0.01 per share.

“Parent Stock Average Price” means $16.1775.

“Party” or “Parties” is defined in the preamble.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Personal Property” is defined in Section 1.2(g).

“Post-Closing Adjustment” is defined in Section 1.5(c).

“Pre-Closing Tax Period” means any taxable period of the Business that ends prior to the Effective Time.

“Proceedings” is defined in Section 2.10.

“Real Property” is defined in Section 1.4(b)(viii).

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including abandoning or discarding).

“Restrictive Covenants” is defined in Section 4.2(c).

“Seller Accounts Receivable” is defined in Section 1.2(k).

“Seller Assets” means, other than the Excluded Assets, any and all assets, properties, rights, licenses, Contracts, real property, causes of action and businesses of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, licensed or leased by either Seller and used (or held for use) in the Business, including the Acquired Assets.

“Seller Employees” is defined in Section 2.12(a).

“Seller Indemnifiable Losses” has the meaning in Section 5.2(b).

“Seller Indemnification Basket” is defined in Section 5.3(a).

“Seller Indemnitee” and “Seller Indemnitees” is defined in Section 5.2(b).

“Seller Intellectual Property” means all Intellectual Property used (or held for use) in the Business by Seller, including the Acquired Intellectual Property.

“Seller Inventory” means all Inventory of Seller used in the operation of the Business, including the Acquired Inventory.

“Seller Parties” is defined in the preamble.

“Seller Related Person” is defined in Section 2.18.

“Seller Representative” is defined in Section 6.17.

“Targeted Working Capital” is defined in Section 1.5(b).

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Total Purchase Price” is defined in Section 1.5(a).

“Trade Accounts Payable” means accounts payable of the Seller with respect to the Business for services rendered or for the procurement of supplies and inventory.

“Trademarks” is defined in the definition of “Intellectual Property”.

“Transaction Documents” is defined in Section 2.1(b).

“Transfer Taxes” is defined in Section 4.5.

 “Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Wilmarco Avenue Property” means the Seller premises at 2730 Wilmarco Avenue, Baltimore, Maryland.

“Working Capital means the current assets of the Business net of reserves (excluding all cash, cash equivalents and short-term investments of Seller) minus the current liabilities (excluding the current portion of long-term debt and cash overdrafts) of the Business, in each case determined in accordance with GAAP and (to the extent consistent with GAAP) applied on a basis consistent with the preparation of the Financial Statements and calculated in accordance with Section l .5(b).